Exhibit 99.1

Alexion Pharmaceuticals and PDL BioPharma Resolve Patent Dispute

Alexion Licenses PDL’s Queen et al. Patents for Soliris(R)

INCLINE VILLAGE, Nev., and CHESHIRE, Conn., Jan. 5 /PRNewswire-FirstCall/ — PDL BioPharma, Inc. (Nasdaq:  PDLI) and Alexion Pharmaceuticals, Inc. (Nasdaq:  ALXN) today jointly announced that the companies have entered into a definitive license agreement and settlement agreement that resolve the legal disputes between them relating to Alexion’s humanized antibody, Soliris® (eculizumab) and PDL’s patents known as the Queen et al. patents.

Under the agreements announced today, PDL has granted Alexion a license under certain claims in the Queen patent portfolio, and provided Alexion a covenant not to sue in respect of other claims in the Queen patent portfolio, thus permitting Alexion to commercialize Soliris for all indications under the Queen patents.  In consideration of this license, Alexion will pay PDL $25 million.  No additional payments will be owed by Alexion to PDL under the Queen patents in respect of Soliris sales for any indication.  As part of the settlement, Alexion has confirmed that the Queen patent claims are valid and that Soliris employs technology covered under the Queen patents.  Further, Alexion has agreed not to challenge or assist other parties in challenging the validity of the Queen patents in the future.

PDL’s Queen patents are related to the humanization of antibodies.  Soliris was approved in the U.S. and European Union in 2007 as a treatment for patients with paroxysmal nocturnal hemoglobinuria (“PNH”), a rare, debilitating and life-threatening blood disease.  The use of Soliris as a treatment for other rare and severe disorders is in early stages of investigation.

Under the license agreement announced today, PDL has separately granted Alexion the right to take a royalty-bearing license under PDL’s Queen patents to commercialize additional Alexion humanized antibodies that may be covered by the Queen patents in the future.  In the event that Alexion takes such a license, Alexion will pay PDL a royalty of 4% of net sales of such non-Soliris products.  Additional terms of the agreements were not disclosed.

“PDL helped revolutionize the development of therapeutic antibodies to treat patients with previously untreatable and devastating conditions,” said Leonard Bell, M.D., Chief Executive Officer of Alexion.

John P. McLaughlin, President and Chief Executive Officer of PDL said, “We appreciate Alexion’s efforts to resolve the dispute and its acknowledgement about our patents’ strength.  Soliris is an important therapeutic product, and it serves a critical — and otherwise underserved — market.”

With the closing of these agreements, the previously announced claims filed by PDL and counterclaims filed by Alexion in the U.S. District Court for the District of Delaware will be dismissed.

About Soliris

Soliris is the first product approved for the treatment of paroxysmal nocturnal hemoglobinuria (PNH) in the U.S. and Europe. PNH is a rare, debilitating, and life-threatening blood disorder defined by the destruction of red blood cells, or hemolysis. In patients with PNH, hemolysis can cause life-threatening thromboses, recurrent pain, kidney disease, disabling fatigue, impaired quality of life, severe anemia, pulmonary hypertension, shortness of breath and intermittent episodes of dark-colored urine (hemoglobinuria). Soliris is the only treatment that blocks this hemolysis before it occurs.

About Alexion

Alexion Pharmaceuticals, Inc. is a biopharmaceutical company working to develop and deliver life-changing drug therapies for patients with serious and life-threatening medical conditions.  This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: www.alexionpharm.com.

About PDL BioPharma

PDL BioPharma, Inc. was a leader in the humanization of monoclonal antibodies and enabled the discovery of a new generation of targeted treatments for cancer and autoimmune diseases.  This press release and further information about PDL BioPharma, Inc. can be found at: www.pdl.com.

Forward Looking Statement

This press release contains forward-looking statements.  Each of these forward-looking statements involves risks and uncertainties.  Actual results may differ materially from those, express or implied, in these forward-looking statements, including because Alexion or PDL fail to timely fulfill their respective obligations under the settlement agreement or patent license agreement.  PDL and Alexion expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their respective expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future.  All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

CONTACT:  Irving Adler, Sr. Director, Corporate Communications, Alexion Pharmaceuticals, Inc., +1-203-272-2596; David Carey, Director, Lazar Partners Ltd., +1-212-867-1768, for PDL BioPharma, Inc.